               SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d)OF
                    THE SECURITIES EXCHANGE ACT OF 1934

               Date of report (Date of earliest event reported)
                            September 15, 1997


                                  LNB Bancorp, Inc.
         (Exact name of the registrant as specified in its charter)

        Ohio                         0-13203            34-1406303
(State or other jurisdiction of   (SEC File No.)      (I.R.S. Employer
 incorporation or organization)                    Identification No.)

            457 Broadway, Lorain, Ohio               44052 - 1769
            (Address of principal executive offices)   (Zip Code)

                              (440) 244 - 6000
             Registrant's telephone number, including area code

                                Not Applicable
            (Former name, former address and former fiscal year,
                         if changed since last report)

Item 5. Other Events

Acquisition of three (3) KeyBank Branches

Effective September 15, 1997, LNB Bancorp, Inc., (the "Registrant"), acting through its wholly-owned subsidiary Lorain National Bank, acquired from KeyBank, National Association, (KeyBank), Cleveland, Ohio, certain assets and assumed certain deposit and other liabilities of three KeyBank branch offices in Lorain County, Ohio. The acquisition was effected through the purchase and assumption of certain assets and liabilities of KeyBank by the Registrant, pursuant to a Branch Purchase and Assumption Agreement dated as of April 10, 1997, a copy of which is attached hereto as Exhibit 99.1, and incorporated herein by reference, (the "Agreement").

Lorain National Bank assumed approximately $45 million in deposit liabilities and purchased approximately $18 million in (i) commercial loans, (ii) second mortgages, (iii) home equity loans and other loans to businesses and customers located within or in areas proximate to the communities served by the branches, (iv) certain fixed assets, (v) real property related to the owned branches, (vi) certain lease obligations with respect to the leased branches, and (vii) cash at the branches. Pursuant to the Agreement, Lorain National Bank extended employment offers to all seventeen employees associated with the three branches acquired.

The assets acquired from KeyBank by Lorain National Bank, Lorain, Ohio, included the physical premises of (or the leases with respect to) the three branches acquired. Lorain National Bank also acquired substantially all of the personal property in these branches. The three (3) former KeyBank branches opened for business as Lorain National Bank branches on September 15, 1997.

KeyBank National Association, is a national banking association with its headquarters located in Cleveland, Ohio. There is no relationship between KeyBank National Association and LNB Bancorp, Inc. and its wholly-owned subsidiary Lorain National Bank.

Lorain National Bank intends to continue to operate two (2) of the acquired branches. The location of these branch offices are as follows:

          1920 Cooper Foster Park Road
          Lorain, Ohio 44052

          6395 Midway Mall Boulevard
          Elyria, Ohio 44035

Lorain Nationl Bank intends to operate the Lorain branch office at 383 Broadway, Lorain, Ohio, 44052, until November 14, 1997 at which time it will be consolidated with the Main Office of Lorain National Bank at 457 Broadway, Lorain, Ohio, 44052. Lorain National Bank has not determined the ultimate disposition of the building at 383 Broadway, Lorain, Ohio, 44052.

The transaction will be accounted for as a purchase, and accordingly, the acquired assets and liabilities will be recorded based on the fair values at the date of acquisition. For further information, reference is made to the Registrant's press release dated September 16, 1997, which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (c) Exhibits:

          99.1 Branch Purchase and Assumption Agreement by and between KeyBank National Association and Lorain National Bank,
             dated April 10, 1997.

          99.2 The press release dated September 16, 1997 of Lorain National Bank, the wholly-owned subsidiary of LNB Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        LNB BANCORP, INC.
                                          (registrant)

Date: October 2, 1997                  /s/ Gregory D. Friedman
                                       _________________________
                                        Gregory D. Friedman,
                                        Senior Vice President,
                                        Chief Operating Officer and
                                        Chief Financial Officer



Date: October 2, 1997                  /s/ Mitchell J. Fallis
                                       _________________________
                                        Mitchell J. Fallis,
                                        Vice President and
                                        Chief Accounting Officer

                             LNB Bancorp, Inc.
                                 Form 8-K
                               Exhibit Index


     Exhibit                                              Page
     Number                                              Number

     99.1      Branch Purchase and Assumption Agreement     06
               by and between KeyBank National
               Association and Lorain National Bank

     99.2      Lorain National Bank Press Release           42

                       LNB Bancorp, Inc.

                      Exhibit to Form 8-K

                          Exhibit 99.1


         Branch Purchase and Assumption Agreement by and between
          KeyBank National Association and Lorain National Bank,
                           dated April 10, 1997

                Branch Purchase and Assumption Agreement

                              by and between

                      KeyBank National Association

                                  and

                         Lorain National Bank


                             Dated as of

                             April 10, 1997

                        Index of Definitions

Agreed Value shall mean, with regard to the Owned Real Estate and the Leasehold Estate, its value as reflected by the Appraisal. Agreed Value shall mean, with regard to the furniture, fixture and equipment which constitute part of the Assets, the net book value determined as of the most recent month end preceding the Closing Date under generally accepted accounting principles (the "Net Book Value") of such furniture, fixture and equipment. In no event shall the Agreed Value of the furniture, fixtures and equipment at any Branch be less than $5,000.00.

Appraisal shall mean, with regard to the Owned Real Estate and the Leasehold Estate, a limited summary format appraisal of its Fair Market Value furnished by an Appraiser reasonably acceptable to Seller and Purchaser. For purposes of this Agreement, "Appraiser" shall mean a reputable appraiser certified as an MIA appraiser with at least five (5) years' experience within the previous ten (10) years as a real estate appraiser working in the geographic region in which the Owned Real Estate or Leasehold Estate to be appraised is located, with knowledge of market values and practices. The cost of the Appraisal shall be paid equally by each party hereto.

Branch(es) shall mean each of Seller's branches identified on Schedule A hereto.

Code shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Encumbrance shall mean all mortgages, claims, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing payments not yet due, liens incurred in the ordinary course of business and such other liens or encumbrances which do not materially adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair business operations at such properties.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

Excluded Deposits shall mean: (a) any individual retirement account or similar account created by a trust for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of
Section 408 of the Code and any simplified employee pension account established in accordance with Section 408(k) of the Code which hold investments in non-deposit instruments; (b) deposits which have been pledged to secure, or as to which the owner is an obligor with regard to, any extension of credit by Seller or an affiliate of Seller other than a Loan, (c) in the event that the Loans are rejected by Purchaser pursuant to Section 1.08(b) hereof, deposits which have been pledged to secure any Loan, and (d) any deposits obtained directly or indirectly through a "deposit broker" (as that term is defined in Section 337.6(a)(5) of the Rules and Regulations of the FDIC, 12 CFR 337.6(a)(5)).

Fair Market Value shall mean, with regard to the Owned Real Estate and the Leasehold Estate, the price in terms of money which it will bring, free and clear of all indebtedness and, in the case of the Leasehold Estate, subject to all of the terms of the Lease creating such Leasehold Estate, if exposed to the open market, allowing a reasonable time to find a purchaser, who buys with the intention of using the Owned Real Estate or the Leasehold Estate for conducting the business of banking.

Federal Funds Rate shall mean the "near closing bid" federal funds rate published in the Wall Street Journal on the first business day following the Closing.

Knowledge shall mean, with regard to Article X hereof, the actual present knowledge as of the date hereof, without further investigation, of any Vice President in KeyCorp's Corporate Real Estate Group and, with regard to Sections 3.01(j) and 5.01 hereof, the actual present knowledge as of the date hereof, without further investigation, of any officer that holds the title of Senior Vice President or above of Seller and has responsibility with respect to the operations conducted at the Branches.

Mediator shall mean the firm of Deloitte & Touche LLP.

Permitted Exceptions shall mean, with respect to the Owned Real Estate or the Leasehold Estate, (a) those standard printed exceptions appearing as Schedule B items in a standard American Land Title Association ("ALTA") owner's or leasehold title insurance policy, as the case may be, (provided, however, that if Purchaser elects to obtain a survey as to any of the Owned Real Estate or Leasehold Estate, the Permitted Exceptions for such Owned Real Estate or Leasehold Estate shall not include the standard exception for matters that would be disclosed by a survey, but shall include specific exceptions, if any, disclosed by such survey provided that such specific exceptions are otherwise included in the definition of Permitted Exceptions), (b) statutory liens for current real estate taxes or assessments, both general and special, not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (c) all zoning laws and rulings, easements, rights of way, and restrictions of record; (d) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases excluding those which secure borrowed money) which individually and in the aggregate are not material in character, amount, or extent, or do not materially detract from the value of, or materially interfere with, the present use of, any Owned Real Estate or any Leasehold Estate subject thereto or affected thereby; (e) any exceptions to title arising from the action, inaction, or status of Purchaser; and (f) such other exceptions as are approved in writing by Purchaser.

Regulatory Approvals shall mean all approvals, permits, authorizations, waivers, or consents of governmental agencies or authorities necessary or appropriate to permit consummation of the transaction contemplated hereby.

               BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Branch Purchase and Assumption Agreement ("Agreement"), dated as of April 10, 1997, is made by and between KeyBank National Association, a national banking association ("Seller"), and Lorain National Bank, a national banking association ("Purchaser"). Certain definitions used herein are set forth in the Index of Definitions of this Agreement.

In consideration of the mutual promises hereinafter contained and other good and valuable consideration, Seller and Purchaser hereby agree as follows:
                              ARTICLE I
                           The Transaction

     1.01 The Transaction. Subject to the terms and conditions set forth in this Agreement, at the Closing, (a) Purchaser shall purchase the Assets and shall assume the Liabilities, and Seller shall assign, transfer, convey, and deliver to Purchaser, free and clear of all Encumbrances, all of Seller's right, title and interest in and to such Assets and such Liabilities and (b) Purchaser shall assume and thereafter honor and fully and timely pay, perform and discharge all of Seller's obligations and liabilities of every type and character relating to the Assets and Liabilities. Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in, right to, or obligations relating to any other business relationship which Seller may have with any customer of any of the Branches.

    1.02  Assets and Liabilities Purchased and Assumed.

     (a)  Assets.  For purposes of this Agreement, "Assets" shall mean:

          (i) all real property owned by Seller on which Branches are located, including all of Seller's rights in and to all improvements thereon ("Owned Real Estate") and all leasehold estates held by Seller ("Leasehold Estate") in and to any real estate on which any of the Branches is situated, including all of Seller's rights in and to all improvements thereon ("Leased Real Estate");

          (ii) all furniture, fixtures and equipment that are located in or necessary for the conduct of business in the ordinary course at any Branch (including Automated Teller Machines ("ATMs"), if any, and branch teller and platform automation equipment, if any);

          (iii) safe deposit agreements relating to safe deposit boxes located at the Branches;

          (iv) all loans (exclusive of any reserve for possible loan losses) that are attributable to the Branches, including all loans made in the ordinary course of business consistent with Seller's credit standards between the date of this Agreement and the Closing, including all documents executed or delivered in connection with any loan and any and all collateral relating to any such loan and all rights in relation thereto attributable to the Branches at the Closing (the "Loans") (unless the Loans are rejected by Purchaser pursuant to Section 1.08(b) hereof);

          (v) all rights of Seller under any service or similar contracts in effect as of the Closing Date with non-affiliated third-party service providers which relate solely to the operations of the Branches to the extent such contracts are assignable;

          (vi) all cash on hand (i.e., all petty cash, vault cash, teller cash, ATM cash, and prepaid postage) at the Branches as of the
          Closing; and

          (vii) all prepaid expenses identified as an asset on the final closing statement.

    (b) Liabilities. For purposes of this Agreement, "Liabilities" shall mean all of Seller's obligations and liabilities of every type and character relating to all deposit accounts, including accrued interest, which are reflected on the books of Seller as of the Closing and are attributable to the Branches, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, individual retirement accounts, simplified employee pension accounts, saving incentive match plan for employees accounts, Keogh accounts, and repurchase agreements except for the Excluded Deposits (the "Assumed Deposits"). Liabilities shall also include:

          (i) all obligations due under any service or similar contracts, in effect at the Closing, relating to the operations of the Branches, to the extent such contracts are included in 1.02(a)(v);

          (ii) all of Seller's obligations and liabilities, arising from and after the Closing Date, to the extent attributable to the Assets and the Assumed Deposits; and

          (iii) all accrued and unpaid expenses identified as a liability on the final closing statement.

    1.03  Preliminary Closing Statement and Payment.

    (a) Preliminary Closing Statement. Not less than five (5) days prior to the Closing Date, Seller shall deliver to Purchaser a proposed preliminary closing statement, in the form of Schedule B to this Agreement, completed as at a date mutually agreed to by the parties. The parties shall agree upon the preliminary closing statement before the Closing Date, and it shall be the basis of a preliminary payment to be made to Purchaser's account, or to Seller's account, as the case may be, on the Closing Date (the "Preliminary Payment").

    (b) Preliminary Payment. Subject to the terms and conditions hereof, at the Closing, Seller shall wire transfer to Purchaser immediately available funds equal to: (i) the sum of (A) the amount of the Assumed Deposits (including accrued and unpaid interest thereon) reflected on the preliminary closing statement and (B) the amount of all accrued and unpaid expenses reflected as a liability on the preliminary closing statement; less (ii)
         an amount equal to the sum of: (A) X.X% of the Assumed Deposits based on a 30-day average prior to Closing; (provided, however, that for purposes of this Section 1.03(b)(ii)(A), "Assumed Deposits" shall not be deemed to include (1) any public funds or
          (2) any amounts relating to repurchase agreements); (B) the amount of cash on hand at the Branches as of the Closing;
          the Agreed Value of all furniture, fixtures, and equipment constituting part of the Assets; (D) the Agreed Value of the Owned Real Estate and the Leased Real Estate; (E) the amount of all prepaid expenses of Seller as reflected as an asset on the preliminary closing statement; (F) the Net Book Value of all Loans, plus accrued and unpaid interest thereon as reflected on the preliminary closing statement; and (G) the amount of estimated sales taxes, if any, to be paid by Purchaser in connection with the transaction contemplated hereby.

    (c) Purchaser Payment. In the event that the amount equal to subclause (b)(ii) above exceeds the amount equal to subclause
         (b)(i) above, the amount of such excess shall constitute an amount due from Purchaser to Seller and shall be paid to Seller at the Closing.

    1.04 Final Closing Statement and Adjustment Payment. Not more than fifteen (15) days after the Closing Date, Seller shall provide Purchaser with a proposed final closing statement, which shall be calculated as of the Closing Date and the parties shall promptly agree upon the final closing statement. The final closing statement shall be in a form consistent with the preliminary closing statement. On the first business day after Purchaser agrees to the final closing statement or Seller is notified of any determination as to the final closing statement under
Section 1.05 below, Seller shall wire transfer to Purchaser (or Purchaser shall wire transfer to Seller, as the case may be) in immediately available funds an amount equal to the amount by which the final payment reflected on the final closing statement indicates an amount in excess of (or any amount less than) the Preliminary Payment paid at Closing (the "Adjustment Payment"), plus interest, at a rate per annum equal to the Federal Funds Rate.

    1.05 Disputes and Mediation; Payment of Fees. If Purchaser disagrees with the final closing statement, then Purchaser shall contact Seller and Purchaser and Seller shall cooperate to resolve the matters in dispute. If the parties are unable to agree on a final closing statement, then Purchaser or Seller may submit the matter to the Mediator which shall determine all disputed portions of the final closing statement; provided, however, that if the fees of the Mediator as estimated by the Mediator would exceed 50% of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. The parties shall each pay one-half of the fees and expenses of the Mediator. The final closing statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

    1.06 Proration of Certain Expenses. All prepaid expenses and all accrued and unpaid expenses shall be prorated between Purchaser and Seller as of the Closing Date; provided, however, that (I) all property Taxes as to the Owned Real Estate shall be prorated on the basis of the most recently certified tax duplicate and rates; (ii) all real property taxes and other expenses or charges required to be paid by Seller as tenant under any lease pursuant to which Seller leases any of the Leased Real Property ("Lease") shall be prorated based upon amounts paid by Seller during the current lease year as to any period that includes but extends after the Closing Date; (iii) all utility payments paid (excluding any such payment paid by Seller to a landlord, which shall be covered by clause (ii) hereof) shall be prorated on the basis of the best information available at the Closing Date. All security deposits under any Lease, together with any accrued but unpaid interest payable thereon, shall be credited to Seller. All prepaid expenses that are allocable to Purchaser hereunder shall appear as an asset on the preliminary or final closing statement. To the extent that expenses allocable to Seller hereunder have been accrued and not paid by Seller prior to the Closing Date, they shall appear as a liability on the preliminary or final closing statement.
There shall be no post-closing adjustment for any of the foregoing.

    1.07 Allocation and Reimbursement of Real Estate Expenses. All expenses attributable to the Owned Real Estate and the Leasehold Estate incurred in connection with the acquisition of the Branches by Purchaser shall be allocated to and solely borne by Purchaser except for standard title insurance commitment fees and title examination fees for the Owned Real Estate which shall be paid by Seller.

    1.08  Loans.

    (a) Loan Information. Prior to the date hereof, Seller provided to Purchaser certain information relating to the Loans to be transferred to Purchaser, which included, among other data, summary information relating to loan delinquencies.

    (b) Opportunity to Review and Reject Loans. Following the date hereof, Purchaser shall be provided with the opportunity to conduct a limited due diligence review of the Loans for the purpose of determining whether Purchaser desires to purchase the Loans in their entirety. Purchaser shall complete such due diligence review within a period of fourteen (14) days after the date upon which Purchaser is first provided access to documentation relating to the Loans. Within seven (7) days following the end of the fourteen (14) day period referred to in the immediately preceding sentence, Purchaser shall notify Seller as to whether Purchaser shall accept or reject the Loans, provided however, that Purchaser shall only be permitted to accept or reject all of the Loans other than overdraft lines directly attributable to the Assumed Deposits. In the event that Purchaser notifies Seller that it intends to reject the Loans, the payment under Section 1.03(b) shall be calculated without giving effect to any amounts described in (F) thereunder.

    (c) Loan Documentation. Seller shall indemnify Purchaser for any and all losses which arise as a direct result of the failure of Seller to have delivered to Purchaser all necessary documentation with respect to any Loan, provided, however, that Seller shall not be obligated to indemnify Purchaser pursuant to this Section 1.08(c) in the event that Purchaser shall not have notified Seller of the missing documentation within sixty (60) days following the Closing. For purposes of this provision, a "loss" shall mean a loss of the principal balance of the affected Loan outstanding as of the Closing Date and any interest accrued thereon.

    1.09 Successor Custodian. Effective at the Closing, Seller hereby appoints Purchaser as the successor custodian to Seller under the Liabilities consisting of individual retirement accounts, simplified employee pension accounts, saving incentive match plan for employee accounts, and Keogh accounts and Purchaser hereby accepts from Seller the appointment to serve in such capacity from and after the Closing Date.

                                   ARTICLE II

             Obligations of the Parties Prior to the Closing Date

    2.01 Covenants of Seller. Seller hereby covenants to Purchaser that, from the date hereof until the Closing Date or by such earlier time as may be specified in this Agreement, it will do or cause the following to occur:

    (a) Operation of Branches. Seller shall continue to operate and maintain the Branches in a manner consistent with its customary practices and in a condition substantially the same as exists on the date hereof (ordinary wear and tear and casualty excepted).

    (b) Information Concerning Branches. Seller shall use its reasonable efforts to furnish Purchaser, its agents, or representatives reasonable access to, and permit Purchaser to make or cause to be made such reasonable investigation of, information and materials relating to the financial and physical condition of the Branches as Purchaser reasonably deems necessary or advisable; provided, further, that nothing in this Section 2.01(b) shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, or marketing or strategic plans.

    (c) Creation of Encumbrances. Seller shall not voluntarily create any Encumbrances affecting the Owned Real Estate.

    (d) Insurance. Seller will maintain in effect until and including the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until and including the Closing Date.

    (e) Right to Intervene. In the event that any claim, protest, suit or other proceeding is instituted against Purchaser under this
         Agreement, Seller shall have the right, at its discretion and expense, to intervene in such litigation, and Purchaser hereby consents to such intervention.
    (f) Retention of Certain Assets. Seller shall retain all Assets as to which it has received notification pursuant to Section 2.02(c) hereof and the Book Value of such Assets shall not be included in the calculation of the Preliminary Payment or the Adjustment Payment.

    2.02 Covenants of Purchaser. Purchaser hereby covenants to Seller that, from the date hereof until the Closing Date or by such earlier time as may be specified in this Agreement, it will do or cause the following to occur:

    (a) Certain Applications. Not later than twenty-one (21) days after the date hereof, Purchaser shall prepare and submit for filing, at no expense to Seller, applications to all regulatory agencies required by Purchaser to obtain the Regulatory Approvals. Purchaser shall promptly deliver to Seller a copy of such applications and any supplement, amendment, or item of additional information in connection therewith. Purchaser shall also promptly deliver to Seller a copy of each material notice, order, opinion, approval or denial and other item of correspondence received by Purchaser from the regulatory agencies and shall keep Seller promptly informed of developments and progress with respect to such matters. Purchaser hereby represents that it knows of no reason why it should not obtain all Regulatory Approvals in a timely manner.

    (b) Real Estate Lease Consents. In connection with the consent and release noted in Section 2.03 hereof, Purchaser shall provide to Seller within five (5) days after the date hereof current financial information concerning Purchaser for Seller's transmittal to the landlord under each Lease and shall provide promptly to Seller any other information requested by such landlord.

    (c) Notice Regarding Certain Assets. In connection with the branch teller and platform automation equipment described in Section 1.02(a)(ii) hereof, Purchaser shall notify Seller, in writing, within forty-five (45) days of the date hereof, of any such Assets that Purchaser shall not purchase.

    2.03  Covenants of Both Parties.   Seller hereby covenants to
Purchaser, and Purchaser hereby covenants to Seller, that, from the date hereof until the Closing, such party shall cooperate fully in obtaining, and make all reasonable efforts to obtain, any third party consents which are required to consummate the transaction contemplated by this Agreement, including, without limitation, (a) an estoppel certificate of each landlord in the form attached hereto as Schedule G, if the landlord agrees to execute such estoppel certificate, (b) the written consent of each landlord under a Lease to the assignment and assumption by Purchaser of such Lease or, if the landlord does not so consent, and if such consent is necessary to validly effect such assignment or assumption or sublease, to a sublease of the premises demised by such Lease, and (c) in either case, the release of Seller from all obligations and liabilities under any such Lease from and after the Closing Date (provided, however, that this Section 2.03 shall not obligate Seller to make any payment or to execute any indemnification or guaranty or other similar instrument which would render Seller liable for any obligations, liabilities or duties of Purchaser arising out of such Lease from and after the Closing Date). Each of Seller and Purchaser also hereby covenant to the other that it shall cooperate fully in promptly selecting an Appraiser and shall make all reasonable efforts to obtain an Appraisal of the Owned Real Property and the Leasehold Estate within thirty (30) days of the date hereof.

    2.04  Seller's and Purchaser's Rights and Obligations Regarding Title
Matters.

    (a) Title Commitments. Seller, at its sole expense, shall deliver to Purchaser not later than thirty (30) days after the date hereof, with respect to the Owned Real Estate, title commitments for issuance of ALTA Owner's Policies of Title Insurance (collectively, the "Title Commitments" and individually, a

          Title Commitment") issued not earlier than thirty (30) days prior to the execution of this Agreement and issued by a title insurance company authorized to do business in the state in which the Owned Real Estate is located designated by Seller (the "Title Company").

    (b) Surveys. For thirty (30) days from the date hereof, Purchaser shall have the right, but not the obligation, to obtain, at Purchaser's sole cost and expense, (i) surveys as to any or all of the Owned Real Estate or the Leasehold Estate and (ii) title commitments for issuance of ALTA Leasehold Policies of Title Insurance as to the Leasehold Estate from the Title Company ("Leasehold Title Commitment"). Purchaser shall cause a true and complete copy of each survey to be promptly delivered to Seller and to the Title Company. Purchaser shall cause a true and complete copy of each Leasehold Title Commitment to be promptly delivered to Seller.

    (c) Title Defects. (i) Ten (10) days after receipt by Purchaser of an original Title Commitment or any survey or Leasehold Title Commitment obtained pursuant to Section 2.04(b) hereof, Purchaser shall give Seller and the Title Company written notice of any defect(s) disclosed in such Title Commitment, survey or Leasehold Title Commitment that: (w) is (are) not included in the exceptions specifically identified on the Title Commitment or Leasehold Title Commitment; (x) is(are) not included in clauses (a)-(d) of the definition of Permitted Exceptions related to the applicable Owned Real Estate or Leased Real Estate; (y) that materially adversely affect(s) the business of the Branch situated upon such Owned Real Estate or Leased Real Estate; and (z) which Purchaser does not approve. Failure of Purchaser to provide such notice on a timely basis shall constitute a waiver by Purchaser of any matter(s) disclosed in such Title Commitment, survey or Leasehold Title Commitment and thereupon such matter(s) shall be deemed included in clause (b) of the definition of Permitted Exceptions set forth in this Agreement.

    (ii) If the notice referred to in (i) above is timely given by Purchaser, Seller shall, within ten (10) days of such notice, notify Purchaser and the Title Company as to whether Seller shall cure or remove any defect(s). Following Seller's notice to Purchaser and the Title Company that Seller elects not to cure any defect(s), Purchaser must elect, within five (5) days, as its sole remedy hereunder with respect to such defect(s), to terminate this Agreement as to the Assets and Liabilities attributable to the Branch situated upon the affected Owned Real Estate and/or Leased Real Estate. Purchaser's failure to make such an election shall be deemed to be a waiver of such defect(s) and such defect(s) shall be included in the Permitted Exceptions and shown as Permitted Exceptions in the deed and the title policy relating to such Owned Real Estate or Leasehold Estate.

    (iii) Seller shall cause the Title Company to update the Title Commitments and Purchaser may, at its sole cost and expense, cause the Title Company to update Leasehold Title Commitments, as of the business day prior to the Closing Date. In the event that the updated Title Commitment or Leasehold Title Commitment as to any Owned Real Estate or Leasehold Estate discloses any defect(s) not included in the original Title Commitment, survey or Leasehold Title Commitment, the procedure set forth in (ii) above shall apply.

                             ARTICLE III

                      Representations and Warranties

    3.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

    (a) Corporate Organization and Authority. Seller is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America with corporate power to carry on its business as presently conducted at the Branches. Seller is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder ("FDIA"). Seller is a member of the Bank Insurance Fund of the FDIC ("BIF") and pays deposit insurance assessments to BIF and the Savings Association Insurance Fund. Seller is in compliance in all material respects with all applicable fair lending laws, rules and regulations, including without limitation the Community Reinvestment Act of 1977, as amended. Seller has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transaction contemplated hereby, and this Agreement is a valid and binding obligation of Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights generally, whether applied at law or equity, and to general equity principals.

    (b) Effective Agreement. Subject to the receipt of any and all Regulatory Approvals and required third party consents, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create an Encumbrance, under any of the provisions of the Charter or By-Laws of Seller, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract or instrument to which Seller is subject, where such conflict, breach, violation, default, acceleration, or Encumbrance would have a material adverse effect on the business of any Branch or Seller's ability to perform its obligations hereunder.

    (c) Individual Retirement Accounts. The Individual Retirement Custodial Account Agreement (i.e. Internal Revenue Service Model Form 5305-A with certain supplementary provisions) used at the Branches materially meets the criteria for the establishment of an "individual retirement account" as specified in Section 408(a) of the Code in all material respects.

    (d)   Simplified Employee Pension Accounts.  The Simplified Employee

          Pension - Individual Retirement Account Agreement (i.e. Internal Revenue Service Model Form 5305-SEp with certain supplementary provisions) and the Salary Reduction and Other Elective Simplified Employee Pension - Individual Retirement Account Agreement (i.e. Internal Revenue Service Model Form 5305A-SEP with certain supplementary provisions) used at the Branches materially meets the criteria for the establishment of a "simplified employee pension" as specified in Section 408(k) of the Code in all material respects.

    (e) Saving Incentive Match Plan for Employees Accounts. The Saving Incentive Match Plan for Employees of Small Employers Agreement (i.e. Internal Revenue Service Model Form 5305-SIMPLE with certain supplementary provisions) used at the Branches materially meets the criteria for the establishment of a "saving incentive match plan for employees" as specified in Section 408(p) of the Code in all material respects.

    (f) Keogh Accounts. The custodial agreement for the retirement plan for self-employed individuals used at the Branches materially meets the criteria for the establishment of a "Keogh plan" as specified in Section 401(a) and Section 401(c) of the Code in all material respects.

    (g) No Broker. No broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements, or understandings made by Seller in connection with the transaction contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller on account of such transaction.

    (h) Environmental. Seller makes the representations and warranties to Purchaser set forth in Section 10.01 hereof.

    (i) Assets. The fixed Assets material to the operations of each of the Branches are in adequate working condition for the conduct of the business at each of the Branches currently conducted by Seller except for ordinary wear and tear.

    (j) Deposits. All of the Assumed Deposits have been administered and, to Seller's knowledge, originated, in material compliance with the documents governing the relevant type of deposit account and all applicable laws. The Assumed Deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC up to the current applicable maximum limits, and no action is pending or, to Seller's knowledge, threatened by the FDIC with respect to the termination of such insurance.

    (k) Limitation of Warranties. Except as otherwise specifically provided for in this Agreement, Seller makes no representations or warranties whatsoever with respect to the Assets or the Liabilities, express or implied, including, without limitation, any warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from liens or encumbrances (in whole or in part).

    3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

    (a) Corporate Organization, Authority and Compliance. Purchaser is a national bank duly organized, validly existing, and in good standing under the laws of the United States of America with corporate power to own its properties and to carry on its business as presently conducted, except where the failure of Purchaser to have such corporate power would not have a material adverse effect on the ability of Purchaser to perform its obligations hereunder. Purchaser is an insured bank, as defined in the FDIA. Purchaser has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transaction contemplated hereby, and this Agreement is a valid and binding obligation of Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights generally, whether applied at law or equity, and to general equity principals. Purchaser is in compliance with all applicable fair lending laws, rules and regulations including but not limited to the Community Reinvestment Act of 1977, as amended.

    (b) Effective Agreement. Subject to the receipt of any and all Regulatory Approvals and required third party consents, the execution, delivery, and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create an Encumbrance, under any of the provisions of the Articles of Association or By-Laws of Purchaser, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract or instrument to which Purchaser is subject, where such conflict, breach, violation, default, acceleration, or lien would have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

     (c) No Broker. No broker or finder, or other party or agent performing similar functions, except Austin Associates, Inc., has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements, or understandings made by Purchaser in connection with the transaction contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Purchaser on account of such transaction.

    (d) Regulatory Matters. (i) Except as previously disclosed in writing to Seller, there are no pending, or, to Purchaser's knowledge, threatened or contemplated, disputes or controversies (including any written order, decree, agreement or memorandum of understanding, or Commitment Letter or similar submission) with, to or between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would have a material adverse effect on Purchaser's ability to perform any of its obligations hereunder.

          (ii) Purchaser is, and on a pro forma basis giving effect to the transaction contemplated hereby will be, (A) at least "well capitalized", as defined for purposes of the FDIA, and
          (B) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirements, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirements, standard or ratio.

          (iii) Purchaser has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

          (iv) Each of the subsidiaries or affiliates of Purchaser that is an insured depository institution was rated "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

    (e) Financing Available. Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing thereof, obtaining the consent of any lender or any other matter.

    3.03 Survivability; No Indemnification. The representations and warranties of Seller and Purchaser contained or referred to in this Agreement or in any certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall not survive beyond the Closing and neither Seller nor Purchaser shall have any obligation whatsoever after the Closing to indemnify, defend, or hold the other harmless for any loss, cost, charge, liability or expense arising as a result of the inaccuracy or breach of any such representation or warranty. Nothing in this provision shall affect the rights and obligations of the parties provided for in Sections 1.08(c), 4.02(a), 6.03 and 10.02 hereof.

                            ARTICLE IV

                         Employee Benefits

    4.01  List of Branch Employees; Handbook.   Names of all employees
(including full and part-time employees, employees on short term disability and employees on leave of absence and excluding employees on long-term disability) employed by the Seller and assigned to the Branches as of the date hereof (the "Branch Employees"), and, as to each Branch Employee, such employee's date of hire and current compensation are listed on attached Schedule C. At least ten days prior to the Closing Date, Seller shall update Schedule C to a date within 15 days prior to the Closing Date.

    4.02  Actions to be Taken by Purchaser with Respect to Branch
Employees. Purchaser covenants to Seller that it will do or cause the following to occur:

    (a) Offer of Employment. Seller shall make available and Purchaser shall hire, as of the Closing Date, all Branch Employees, at salaries, or at base wages, not less than the current salaries or base wages paid to such Branch Employees as of the Closing Date. Purchaser shall be responsible for all obligations (including any obligation to provide notices) or liabilities, if any, which may arise in connection with any Branch Employee under the Workers Adjustment and Retraining Notification Act (the "WARN Act") and Purchaser shall indemnify Seller for any and all losses which Seller may incur under the WARN Act in connection with any Branch Employee due to actions taken by Purchaser.

    (b) Employee Benefits. All Branch Employees shall be eligible to participate in Purchaser's employee benefit plans and fringe benefit plans (including, without limitation, pension and profit sharing plans, retirement income and post retirement welfare benefits, health insurance benefits (medical and dental), disability, life and accident insurance, sickness benefit, vacation, employees' loans, and banking privileges) on the same basis as such plans and benefits exist and are offered to employees of Purchaser with comparable positions with Purchaser. Purchaser shall credit such Branch Employees for their length of service with Seller, its predecessors, or its affiliates, for all purposes under each employee benefit and fringe benefit plan to be provided by Purchaser to such Branch Employees and for purposes of vesting and eligibility (but not for purposes of benefit accrual) under any pension benefit plan as defined in
          Section 3(2) of ERISA.

    (c) Credited Sickness Days. If Purchaser offers a salary continuation or similar program for employees unable to work for medical reasons, the Branch Employees shall be credited under any program of Purchaser with at least the number of sickness and/or personal benefit days accrued under Seller's program at the Closing Date. After the Closing Date, the Branch Employees shall accrue additional sickness and/or personal benefit days in accordance with the terms of Purchaser's program.

    (d) Pre-existing Condition. Purchaser agrees that any pre-existing condition clause in any of Purchaser's health or disability insurance coverage shall not be applicable to the Branch Employees or their dependents.

    (e) Severance Pay. Seller's severance policy is attached hereto as Schedule D. Effective as of the Closing Date, Purchaser shall assume liability for all severance benefits payable to any Branch Employee who is terminated by Purchaser after the Closing Date. For a period of one (1) year following the Closing Date, Purchaser shall provide such benefit pursuant to individual separation pay agreements entered into with each Branch Employee on terms and conditions consistent in all respects with Seller's severance policy (provided, however, that for purposes of determining whether the terms of Purchaser's separation pay agreements are consistent with Seller's severance policy (i) the second sentence of Section 2.11 of Seller's severance policy shall be read exactly as such sentence is currently contained therein, except that for purposes of determining whether a position is comparable, the reference to a reduction in a Branch

          Employee's Base Weekly Salary (as defined under Seller's severance policy) shall be revised to require a 12% or greater reduction, as compared to 10% or greater reduction and
          (ii) references to certain types of benefits to be paid in addition to the separation pay benefit to be provided in accordance with the Separation Pay Schedule included in Section 3.3(c) shall refer to those benefits offered to current employees of the Purchaser), and Purchaser shall compute severance benefits by giving all Branch Employees full credit for all years of service with Seller, its affiliates, and predecessors, in accordance with Section 4.02(b). After the initial one-year period, Purchaser shall provide Branch Employees with severance benefits in accordance with Purchaser's severance policy, if any, in accordance with their years of service as credited under this Agreement.

    (f) Successor Employer. Purchaser agrees it will qualify as a successor employer of Branch Employees for withholding tax purposes.

    (g) Payment of Claims. Purchaser assumes responsibility for (I) payment of any medical, dental, health and disability claims incurred by Branch Employees on or after the Closing Date and
          (ii) Continuation Coverage (as defined in Section 4.03(d) below) to any Branch Employee (and each Branch Employee's qualified beneficiaries) whose qualifying event occurs on or after the Closing Date.

    4.03 Actions to be Taken by Seller with Respect to Branch Employees. Seller covenants to Purchaser that it will do or cause the following to occur:

    (a) Accrued Benefits. Seller agrees to remain responsible for the payment of all accrued benefits to such Branch Employees who are participants or retirees in accordance with the terms of Seller's retirement income plans. Purchaser shall not at any time assume any liability for the benefits of any active or any terminated, vested, or retired participants whose benefit accrued prior to the Closing Date under Seller's retirement income plans.

    (b) Payment of Claims. Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by a Branch Employee prior to the Closing Date, and Purchaser shall not assume any liability with respect to such claims.

    (c) Continuation Coverage. Seller shall be responsible for providing any Branch Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to the Closing Date (and such Branch Employee's "qualified beneficiaries" within the meaning of Section 4980B(g) of the
          Code) with the continuation of group health coverage required by
          Section 4980B(f) of the Code ("Continuation Coverage") under the terms of the health plan maintained by Seller.

    (d) Retired or Terminated Branch Employees. Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits), for those former employees of the Branches who retired or terminated employment prior to the Closing Date, but shall in all other instances cease to have any liability for Branch Employees with regard to the foregoing provisions on or after the Closing Date, except as otherwise required by law.

    4.04 Seller's Pension and Savings Plan. On and after the Closing Date, Seller shall vest all of the Branch Employees in the KeyCorp Cash Balance Pension Plan ("Seller's Pension Plan") and the KeyCorp 401(K) Savings Plan ("Seller's Savings Plan").

                            ARTICLE V

                           Tax Matters

    5.01 Deposit Accounts Documentation. To Seller's Knowledge, with respect to the Assumed Deposits, Seller is in compliance with the law and IRS regulations relative to obtaining from depositors executed IRS Forms W-8 and W-9 or is back-up withholding on the applicable account.

    5.02 Assistance and Cooperation; Tax Matters. After the Closing Date, each of Seller and Purchaser shall, with respect to the Assets or income therefrom, the Assumed Deposits or payments in respect thereof, or the operation of the Branches:

    (a) Tax Information. Make available to the other and, subject to attorney-client privilege, to any taxing authority as reasonably requested all relevant information, records, and documents relating to taxes.

    (b) Audits and Assessments. Provide timely notice to the other party in writing of any pending or proposed tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request) or assessments for taxable periods for which the other party may have a liability.

          The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

                                   ARTICLE VI

                         Conditions Precedent to Closing

    6.01 Conditions to Both Parties' Obligations. The obligations of each party to consummate the transaction contemplated hereby are subject to the satisfaction, or the waiver by such party to the extent permitted, of each of the following conditions at or prior to the Closing:

    (a) Prior Regulatory Approval of the Transaction Contemplated Hereby. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the transaction contemplated hereby and Purchaser's operation of the Branches shall have been made, all Regulatory Approvals shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed. A Regulatory Approval will be deemed to have been received, and the condition to closing set forth in this Section 6.01 shall be deemed to have been met notwithstanding the fact that such Regulatory Approval requires Purchaser to effect any divestiture of any of the Branches.

    (b) Representations and Warranties. The representations and warranties of the other party set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such time (unless a different date is specifically indicated in such representations and warranties), and each party shall have delivered to the other a certificate, dated as of the Closing Date, to the effect that this condition has been satisfied with respect to such party, provided, however, that the representation of Seller set forth in Section 3.01(i) hereof shall be deemed to be true and correct in accordance with this Section 6.01 unless Purchaser shall have notified Seller at least 10 days prior to the Closing Date of any potential breach of Section 3.01(i), or within twenty-four (24) hours of knowledge of any potential breach of
          Section 3.01(i) which occurs within the 10 days prior to the Closing Date, and Seller shall have had sufficient opportunity to correct such potential breach.

    (c) Covenants. Each and all of the covenants and agreements of the other party to be performed or complied with at or prior to the Closing Date pursuant to this Agreement shall have been duly performed or complied with in all material respects by such party, or shall have been waived in accordance with the terms hereof, and such party shall have delivered a certificate, dated as of the Closing Date, to the effect that this condition has been satisfied with respect to such party; provided, however, that the covenant of Seller set forth in Section 2.01(a) hereof shall be deemed to have been duly performed and complied with in accordance with this Section 6.01(c) unless Purchaser shall have notified Seller at least 10 days prior to the Closing Date of any potential breach of Section 2.01(a), or within twenty-four
          (24) hours of knowledge of any potential breach of Section 2.01(a) which occurs within the 10 days prior to the Closing Date, and Seller shall have had sufficient opportunity to correct such potential breach.

    (d) No Proceeding or Prohibition. At the time of the Closing, no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to restrain, enjoin, or prohibit consummation of the transaction contemplated hereby or which might result in rescission in connection with such transaction, and Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, to that effect.

    6.02 Additional Condition to Purchaser's Obligations. The Updated Title Commitments shall have been delivered to Purchaser in accordance with Section 2.04. Subject to the provisions of Section 2.04, the Title Company shall be ready and willing, upon the recording of the applicable deeds, to issue to Purchaser, at Purchaser's sole cost and expense, an ALTA Owner's Policy of Title Insurance as to each parcel of Owned Real Estate, showing as exceptions to title only the Permitted Exceptions.

    6.03 Overriding Provisions Relating to the Leases. Notwithstanding anything to the contrary herein, if, by no later than five (5) days prior to the Closing Date, a landlord under a Lease shall not have consented to the assignment to and assumption by Purchaser of that Lease or to a sublease by Seller to Purchaser of the Leased Real Estate demised by the Lease and such consent is required under the terms of the Lease, the Seller shall have the right, exercisable by written notice no later than the Closing Date, to terminate the Agreement: (a) as to the Leasehold Estate demised by such Lease and all furniture, fixtures and equipment located thereon; or (b) as to the Assets and Liabilities relating to the Branch situated upon such Leased Real Estate. Furthermore, and also notwithstanding anything to the contrary herein, if, by not later than five (5) days prior to the Closing Date, a landlord under a Lease shall not have agreed to the release of Seller from all obligations and liabilities under the Lease from and after the Closing Date, but either the landlord shall have consented to a sublease by Seller to Purchaser of the Leased Real Estate demised by the Lease (if the Lease requires such consent) or such a sublease does not require the landlord's consent, then Seller and Purchaser agree to proceed with the transactions contemplated by this Agreement as to the Branch located at the Leased Real Estate demised by such Lease, except that Seller and Purchaser shall enter into a sublease agreement by which Seller shall sublease the Leased Real Estate and Purchaser shall agree to indemnify Seller for any loss, cost, charge or liability incurred by Seller as a result of the failure to obtain the landlord's release. If the parties are to enter into a sublease, then Seller shall provide to Purchaser promptly after the lapse of such deadline a form of sublease which shall contain substantially the same terms and conditions as the corresponding Lease, with appropriate modifications to reflect the sublease nature.

                            ARTICLE VII

                              Closing

    7.01 Closing and Closing Date. The transaction contemplated hereby shall be effective at a closing (the "Closing") to be held in the offices of Seller, located at 127 Public Square, Cleveland, Ohio 44114, or via courier or facsimile transmission as Seller may designate. The Closing shall be effective at 11:59 p.m. on Friday, September 12, 1997, or such other date as Seller in its discretion may designate, which date shall be reasonably acceptable to Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

    7.02 Parties' Actions at the Closing. At the Closing, Seller and Purchaser shall, except as otherwise provided in this Agreement, take such actions, including the execution and delivery of certain documentation, all as set forth on Schedule E, and including the filing or recording of any and all documents (including, without limitation, deeds) necessary in order to transfer legal and equitable title to the Owned Real Estate to Purchaser as of the Closing Date.


                            ARTICLE VIII

                     Certain Transitional Matters

    Transitional Action by Purchaser and Seller.   Purchaser and Seller
shall cooperate in good faith and will use all reasonable efforts to comply with the various transitional matters set forth in Schedule F hereto.

                            ARTICLE IX

                         General Covenants

    9.01 Information. Except as otherwise set forth in this Agreement, for a period of three (3) years following the Closing, Seller and Purchaser mutually agree, subject to any limitations imposed by law, to provide each other, upon written request, with reasonable access to, or copies of, information and records relating to the Branches, including, without limitation, Branch Employee and customer files which are in the possession or control of Purchaser or Seller reasonably necessary to permit Seller or Purchaser or any of their affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, any legal or regulatory proceedings, or inquiries by customers or Branch Employees. The provisions of this
Section 9.01 shall survive the Closing for a period of three (3) years and any claim for the breach of this Section 9.01 must be brought within such three (3) year period.

    9.02 Confidentiality Obligations. From and after the date hereof, each party shall, and shall cause its affiliates to, treat all information received from the other party concerning the business, assets, operations, and financial condition of the other party as well as any other material which is included in the definition of "Evaluation Material" as such term is defined under the confidentiality agreement between Purchaser and Seller dated as of March 11, 1997, as Evaluation Material in accordance with the terms of such confidentiality agreement. From and after the Closing Date, Seller shall assign to Purchaser all of Seller's rights under any confidentiality agreements executed by or on behalf of parties other than Purchaser.

    9.03 Allocation of Consideration. Purchaser and Seller agree that the consideration payable hereunder at the Closing shall be allocated among the Assets on the basis of an allocation to be mutually agreed upon by Purchaser and Seller within thirty (30) days after the Closing, and that is consistent with Section 1060 of the Code.

    9.04  Confidential Information.

    9.05 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request or as may be reasonably necessary, including obtaining all required consents of third parties, in order to carry out and implement this Agreement. Purchaser shall use its best efforts to pursue all applications filed in connection with obtaining the Regulatory Approvals diligently and in good faith.

    9.06  Operation of Branches.  Not later than the Closing Date,
Purchaser: (a) shall change the legal name of the Branches to a name that does not include the word Key, and (b) except for any documents or materials in possession of the customers of the Branches (including, but not limited to, deposit tickets and checks), shall not use and shall cause the Branches to cease using (i) any signage, stationery, advertising, documents, or printed or written materials that refer to such Branches by any name that includes the word Key and (ii) any logo, trademark or service mark or trade name registered in the name of, or otherwise owned by Seller or any of its affiliates, except as otherwise provided in this Agreement or permitted pursuant to any written agreement(s) between

Purchaser and Seller or its affiliates.

    9.07 Notices of Default. Each of Seller and Purchaser shall promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

    9.08 Fire, Casualty and Takings. If any Owned Real Estate, Leasehold Estate or Leased Real Estate or any fixtures or leasehold improvements composing part thereof shall be damaged by fire or other casualty and such damage materially affects the operations of the Branch related thereto, whether insured or uninsured, and shall not be substantially repaired or restored by the Closing Date, or if the land where any of the Branches is located or any building thereon or any part thereof shall be taken by condemnation or exercise of the power of eminent domain, or if proceedings therefor have commenced or been threatened, on or prior to the Closing Date and such taking materially affects or would materially affect the operations of the Branch related thereto, Purchaser shall have the right and option exercisable within 10 days of notification of such damage or taking to elect (i) to terminate this Agreement with respect to the affected Branch, and the purchase price shall be adjusted to reflect the decrease in the value of the assets and liabilities of the affected Branch assigned thereto pursuant to the terms hereof, or (ii) to cause Seller to assign to Purchaser as of the Closing Date all of Seller's rights and claims against any third party by reason of such fire or other casualty, including without limitation, any insurance claims.


                             ARTICLE X

                        Environmental Matters

    10.01 Environmental Representations and Warranties.

    (a) Prior to the date hereof, Seller shall have provided to Purchaser Phase I audit reports, as of a date no earlier than January 1, 1994, undertaken by Seller with respect to the Owned Real Estate (the "Phase I Reports"). Except as set forth in the Phase I Reports, to the Knowledge of Seller, the Branches are in compliance with all environmental laws, rules and regulations of the United States of America and of states and localities in which the Branches are located, except for any such noncompliance which, individually or in the aggregate, has not had, and is not expected to have, to the Knowledge of Seller, a material adverse effect on the business of any Branch.

    (b) Except as may be set forth in the Phase I Reports, to the Knowledge of Seller, Seller has no liability with respect to the Branches which, taken singularly or as a whole, if adversely determined, would have a material adverse effect on the business of any Branch (i) relating to the handling, storage, treatment, use, disposal, discharge or release into the environment of any hazardous material or waste at, on or from the Owned Real Estate or the Leased Real Estate, (ii) for the release or emission of any hazardous material from, on, under, or within the Owned Real Estate or Leased Real Estate into the air, water, surface water, ground water, land surface, or subsurface strata, (iii) for the disposal of any hazardous material on the Owned Real Estate or

          Leased Real Estate or (iv) for the contamination of the Owned Real Estate or Leased Real Estate with any hazardous material.

    10.02 Environmental Investigation.

    (a) If any Phase I Report indicates the presence of any hazardous substance with respect to any Owned Real Estate, and such presence is a condition that requires remediation pursuant to appropriate governmental standards, then, at Purchaser's request made in writing to Seller within ten (10) days after the date of this Agreement, and at Purchaser's sole cost and expense, Seller shall arrange to cause a consultant approved by both Seller and Purchaser to conduct a Phase II environmental audit as to such hazardous substance and deliver to Seller and Purchaser the results of such audit within forty-five days after the request by Purchaser. If the Phase II audit report confirms that such presence requires remediation pursuant to appropriate governmental standards and if such presence, if not remediated, would materially adversely affect the business of the Branch situated upon the Owned Real Estate and Purchaser requests that Seller take remedial action with respect thereto, then
          Purchaser shall so notify Seller in writing promptly after receipt of the Phase II environmental audit report, whereupon
          Seller shall have the right to (i) terminate this Agreement as it relates to the Assets and Liabilities of the affected Branch,
          (ii) undertake remedial action as to such presence at its sole cost and expense so that no material continuing violation of any environmental law exists (provided, however, that the timing of any such remediation shall be coordinated with Purchaser to minimize any resulting business interruption), or (iii) agree to indemnify Purchaser for all actual costs and expenses incurred by Purchaser to remediate the Owned Real Estate as to such presence so that no material continuing violation of any environmental law exists.

    (b) If Purchaser fails to request a Phase II environmental audit or to exercise its right to make a request that Seller remediate any Owned Real Estate in each case as and when required above, then Purchaser shall be bound to the terms of this Agreement without a right of termination except as provided in Article XI and without a further right to request or to require any Seller remediation or indemnification. Any termination by Seller under this Article X shall neither create nor result in any liability of the Seller to the Purchaser.

                               ARTICLE XI

                               Termination

    11.01 Methods of Termination. This Agreement may be terminated in any of the following ways:

    (a) By either Purchaser or Seller, in writing, if the Closing has not occurred on or before the earlier of the nine (9) month anniversary of this Agreement;

    (b) At any time prior to the Closing Date by the mutual consent in writing of Purchaser and Seller;

    (c) By Purchaser or Seller as to the Owned Real Estate and/or Leasehold Estate and all furniture, fixture and equipment located thereon, all of the Assets and Liabilities relating to the affected Branch, or as to the Agreement in its entirety, as provided, in each case, in Section 2.04(c), 6.03 or 10.02;

    (d) By Purchaser in writing if and when, at any time prior to the Closing, any condition of its obligations hereunder set forth in
          Section 6.01 of this Agreement becomes incapable of being fulfilled and such condition has not been waived by Purchaser;

    (e) By Seller in writing if and when, at any time prior to the Closing, any condition of its obligations hereunder set forth in
          Section 6.01 of this Agreement becomes incapable of being fulfilled and such condition has not been waived by Seller;

    (f) At any time prior to the Closing Date by Purchaser or Seller in writing if the other continues to be in breach of any representation and warranty (as if such representation and warranty had been made on and as of the date of the notice of breach referred to below unless a different time is specified in any such representation and warranty), covenant, or agreement in any material respect and such breach has not been cured within twenty-five (25) days after the giving of notice to the breaching party of such breach; or

    (g) By Purchaser or Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transaction contemplated hereby.

    11.02 Effect of Termination. Except as otherwise specifically provided in this Agreement, in the event of termination of this Agreement pursuant to this Article XI, neither Purchaser nor Seller nor their respective officers, directors, or agents shall have any liability or obligation to the other of any nature whatsoever except liabilities and obligations arising from Section 9.02 of this Agreement and liabilities and obligations arising from any material breach of any provision of this Agreement occurring prior to the termination hereof.

                             ARTICLE XII

                        Miscellaneous Provisions

    12.01 Expenses. Except as otherwise specifically allocated herein, each of the parties hereto shall bear its own expenses, whether or not the transaction contemplated hereby is consummated.

    12.02 Transfer of Loans Without Recourse; Limitation on Warranties. Except as may be provided in Section 1.08, all Loans transferred to Purchaser pursuant to this Agreement shall be transferred without recourse and without any representations or warranties whatsoever (including, without limitation, any representations or warranties as to the enforceability or collectibility of any such Loans, the creditworthiness of any obligors or guarantors thereunder, or the value or adequacy of such collateral). EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE ASSETS OR THE LIABILITIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY,

FITNESS, TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART).

    12.03 Amendment, Modifications and Waivers. The parties hereto, by mutual consent of their duly authorized officers, may amend, modify, and supplement this Agreement in such manner as may be agreed upon by them in writing. Each party hereto, by written instrument signed by an officer of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument: (a) any inaccuracies in the representations or warranties of the other party; (b) compliance with any of the covenants or agreements of the other party; (c) the performance by the other party of such of its obligations set out herein; and (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

    12.04 Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:

  If to Purchaser:

       Lorain National Bank
       457 Broadway
       Lorain, OH 44050
       Facsimile:  216-282-3242
       Attention: James F. Kidd, President & CEO


  with a copy to:

       Thomas Blank, Esq.
       Werner & Blank Co.
       7205 W. Central Avenue
       Toledo, OH 43617
       Facsimile: 419-841-8380


  If to Seller:

       KeyCorp
       127 Public Square
       Cleveland, Ohio 44114
       Facsimile:  216-689-3610
       Attention: Matthew M. Nickels

  with a copy to the following:

       KeyCorp
       127 Public Square
       Cleveland, Ohio 44114
       Facsimile:  216-689-4121
       Attention:  Daniel R. Stolzer, Esq.


or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

    12.05 Parties in Interest; Assignment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person, including a Branch Employee, who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned except by a written agreement executed by the parties hereto or their respective successors and assigns. Notwithstanding the foregoing, Seller acknowledges that Purchaser may intend to arrange for resales of certain of the Branches simultaneously with the Closing; provided, however, that no third party beneficiary relationship or any contractual relationship between Seller and any other third party shall be deemed to exist or to be created hereunder by virtue of the resale of any of the Branches by Purchaser hereunder.

    12.06 Press Releases. Seller and Purchaser shall mutually agree as to the form, timing and substance of any press release of any matters relating to this Agreement; provided, however, that nothing in this
Section 12.06 shall be deemed to prohibit any party hereto from making any press release which its legal counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

    12.07 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All Schedules to this Agreement are incorporated into this Agreement by reference and made a part hereof.

    12.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. If any part of this Agreement is declared illegal by a court of competent jurisdiction, the remaining parts shall remain in full force and effect.

    12.09 Counterparts. This Agreement and any Schedule hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officer whose signature appears below as of the date first above written.


PURCHASER:                                SELLER:

Lorain National Bank                      KeyBank National Association

By: /s/ James F. Kidd                     By: /s/ Matthew M. Nickels


ATTEST: /s/ Gregory D. Friedman           ATTEST: /s/ Kathryn L. Hale
TITLE: President & CEO                    TITLE: Vice President

                                   SCHEDULES

                                       TO

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT




Schedule A Branches to be Purchased. . . . . . . . . . . . . . . . . . S-2

Schedule B Form of Preliminary Closing Statement . . . . . . . . . . . S-3

Schedule C Employee List . . . . . . . . . . . . . . . . . . . . . . . S-4

Schedule D Severance Plan. . . . . . . . . . . . . . . . . . . . . . . S-5

Schedule E Actions to be Taken At Closing. . . . . . . . . . . . . . . S-6
     Attachment 1 - Instrument of Assumption . . . . . . . . . . . . . S-7
     Attachment 2 - Bill of Sale and Receipt . . . . . . . . . . . . . S-8
     Attachment 3 - Limited Warranty Deed for Ohio . . . . . . . . . . S-9
     Attachment 4 - Assignment and Assumption of Lease . . . . . . . .S-12

Schedule F Transitional Matters. . . . . . . . . . . . . . . . . . . .S-14

Schedule G Landlord Estoppel Certificate . . . . . . . . . . . . . . .S-18

Schedule H ("Confidential Information"). . . . . . . . . . . . . . . .S-21


NOTE: Schedules to Branch Purchase and Assumption Agreement are not included as part of this filing.

                         AMENDMENT NO. 1
               BRANCH PURCHASE AND ASSUMPTION AGREEMENT

     This Amendment No. 1 (this "Amendment") dated as of September 9, 1997, is entered into by and between KeyBank National Association, a national banking association (the "Seller") and Lorain National Bank, a national banking association (the "Purchaser").

SECTION 1.  BRANCH PURCHASE AND ASSUMPTION AGREEMENT

     Reference is made to the Branch Purchase and Assumption Agreement dated as of April 10, 1997 (the "Agreement") regarding Purchaser's purchase of certain assets and assumption of certain liabilities of three
(3) branches from Seller. Unless otherwise changed in this Amendment, terms used herein, which are defined in the Agreement, are used herein with the meanings therein described to them. The Agreement as amended by this Amendment is and shall continue to be in full force and effect and shall not be affected by this Amendment except and only to the extent specified herein.

     The Agreement provided that the Closing of the transaction would be effective at 11:59 p.m. on Friday, September 12, 1997. The primary purpose of this Amendment is to modify the Agreement to reflect that the transaction will close on Friday, September 12, 1997, but will have an Effective Time (as that term is defined herein) as of 12:01 a.m. Monday, September 15, 1997. This Amendment also removes the requirement that Purchaser obtain new telephone numbers for the Branches in Purchaser's name.

SECTION 2.  AMENDMENTS TO THE AGREEMENT

     2.1. Amendments to Article I; The Transaction. Article I of the Agreement shall be and hereby is amended as follows:

           2.1.1. Section 1.01 is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.2. Section 1.02(a)(iv) is amended, such that each reference to the term "Closing" is deleted and in place thereof, in each instance, is inserted the term "Effective Time".

           2.1.3. Section 1.02(a)(v) is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.4. Section 1.02(a)(vi) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.5. Section 1.02(b) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.6. Section 1.02(b)(i) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.7. Section 1.02(b)(ii) is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.8.  Section 1.03(b) is amended and restated as follows:

           Preliminary Payment. Subject to the terms and conditions hereof, by no later than 12:00 p.m. on the Closing Date, Seller shall wire transfer to Purchaser immediately available funds equal to: (i) the sum of (A) the amount of the Assumed Deposits (including accrued and unpaid interest thereon) reflected on the preliminary closing statement; (B) the amount of all accrued and unpaid expenses reflected as a liability on the preliminary closing statement; and (C) the aggregate of all prepaid safe deposit rental payments prorated to the Effective Time; less (ii) an amount equal to the sum of: (A) X.X% of the Assumed Deposits based upon an estimated 30-day average prior to the Effective Time; (provided, however, that for purposes of this Section 1.03(b)(ii)(A), "Assumed Deposits" shall not be deemed to include (1) any public funds or (2) any amounts relating to repurchase agreements); (B) the amount of cash on hand at the Branches as reflected on the preliminary closing statement; (C) the Agreed Value of all furniture, fixtures, and equipment constituting part of the Assets; (D) the Agreed Value of the Owned Real Estate and the Leased Real Estate; (E) the amount of all prepaid expenses of Seller as reflected as an asset on the preliminary closing statement; (F) the Net Book Value of all Loans, plus accrued and unpaid interest thereon as reflected on the preliminary closing statement; and (G) the amount of estimated sales taxes, if any, to be paid by Purchaser in connection with the transaction contemplated hereby.

           2.1.9. Section 1.04 is amended, such that the reference to the phrase "at Closing" in the last sentence of this Section 1.04 is deleted and in place thereof is inserted the phrase "on the Closing Date or at the Closing, as the case may be".

           2.1.10. Section 1.08(c) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Closing Date"; and Section 1.08(c) is further amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.1.11. Section 1.09 is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Effective Time".

     2.2. Amendments to Article II; Obligations of the Parties Prior to the Closing Date. Article II of the Agreement shall be and hereby is amended as follows:

           2.2.1. Section 2.01(d) is amended and restated in its entirety as follows:

           (d) Insurance. Seller will maintain in effect until the Effective Time all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

           2.2.2. Section 2.02 is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Closing".

     2.3.  Amendments to Article III; Representations and Warranties.
Article III of the Agreement shall be and hereby is amended as follows:

           2.3.1. Section 3.03 is amended, such that each reference to the term "Closing" is deleted and in place thereof, in each instance, is inserted the term "Closing Date".

     2.4. Amendments to Article IV; Employee Benefits. Article IV of the Agreement shall be and hereby is amended as follows:

           2.4.1. Section 4.02(c) is amended, such that each reference to the term "Closing Date" is deleted and in place thereof, in each instance, is inserted the term "Effective Time".

           2.4.2. The second sentence of Section 4.02(e) is amended and restated in its entirety as follows:

           Effective as of the Closing Date, Purchaser shall assume liability for all severance benefits payable to any Branch Employee who is terminated by Purchaser on or after the Closing Date.

           2.4.3. Section 4.04 is amended, such that the initial phrase "On and after the Closing Date" is deleted and in place thereof is inserted the phrase "Effective upon the Closing Date".

     2.5  Amendments to Article VI; Conditions Precedent to Closing.
Article VI of the Agreement shall be and hereby is amended as follows:

           2.5.1. Section 6.01(b) is amended, such that the first and third references to the term "Closing Date" are deleted and in place thereof, in each instance, is inserted the term "Closing".

           2.5.2. Section 6.01(c) is amended, such that the first, third, and fourth references to the term "Closing Date" are deleted and in place thereof, in each instance, is inserted the term "Closing".

           2.5.3. Section 6.03 is amended, such that each reference to the term "Closing Date" in the first sentence of this Section 6.03 is deleted and in place thereof, in each instance, is inserted the term "Closing"; and Section 6.03 is further amended, such that the first reference to the term "Closing Date" in the second sentence of this
     Section 6.03 is deleted and in place thereof is inserted the term
     "Closing".

     2.6.  Amendments to Article VII; Closing. Article VII of the
Agreement shall be and hereby is amended as follows:

           2.6.1. Section 7.01 is amended and restated in its entirety to read as follows:

           7.01 Closing, Closing Date and Effective Time. The Transaction contemplated hereby shall occur at a closing (the "Closing") to be held in the offices of Seller, located at 127 Public Square, Cleveland, Ohio 44114, or via courier or facsimile transmission as Seller may designate, on Friday, September 12, 1997, or such other date as Seller in its discretion may designate, which date shall be reasonably acceptable to Purchaser. The "Closing Date" shall be Monday, September 15, 1997. The "Effective Time" of this Agreement for purposes of making calculations and for other purposes specifically referred to in this Agreement shall be as of 12:01 a.m. on Monday, September 15, 1997. In addition, the Closing shall be deemed to have been consummated and final as of the Effective Time. All actions taken and documents delivered at the Closing will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor any document deemed delivered until all have been taken and delivered. Both parties acknowledge that time is of the essence with respect to consummating the transactions contemplated hereby.

           2.6.2.  Section 7.03 is added to Article VII as follows:

           7.03 Recorded Instruments. If any instrument of transfer contemplated herein shall be filed or recorded in any public record before the Closing Date and thereafter the transaction is not consummated, then at the request of Seller, Purchaser will deliver (or execute and deliver) such instruments and take such other action as Seller shall reasonably request to revoke such purported transfer and to record any additional transfers as are necessary to record property in the name of the Seller.

     2.7. Amendments to Article IX; General Covenants. Article IX of the Agreement shall be and hereby is amended as follows:

           2.7.1. Section 9.03 is amended, such that the first reference to the phrase "at the Closing" is deleted and in place thereof is inserted the phrase "on the Closing Date or at the Closing, as the case may be"; and Section 9.03 is further amended, such that the second reference to the term "Closing" is deleted and in place thereof is inserted the phrase "Closing Date or the Closing, respectively,".

           2.7.2. Section 9.06 is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

     2.8. Amendments to Article XI; Termination. Article XI of the Agreement shall be and hereby is amended as follows:

           2.8.1. Section 11.01(a) is amended, such that the phrase "the earlier of" is deleted.

           2.8.2. Section 11.01(d) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Closing Date".

           2.8.3. Section 11.01(e) is amended, such that the reference to the term "Closing" is deleted and in place thereof is inserted the term "Closing Date".

     2.9. Amendments to Schedule E. Schedule E to the Agreement shall be and hereby is amended as follows:

           2.9.1. The paragraph entitled "Delivery of Documentation" set forth under the Section "Seller's Actions at the Closing" is amended and restated as follows:

           Delivery of Documentation. Execute, acknowledge, and/or deliver to Purchaser, dated as of the Closing Date, the certificates of Seller contemplated by Section 6.01, the Bill of Sale and Receipt in the form of Attachment 2, Limited Warranty Deed in the form of Attachment 3 for the Owned Real Estate upon which each Branch is situated dated as of the Closing, the Assignment and Assumption of Lease in the form of Attachment 4 for the Leased Real Estate upon which each Branch is situated, all other documents required to be delivered to Purchaser by Seller at the Closing pursuant to the terms of this Agreement, and any other documents which Purchaser has identified to Seller at a reasonable time prior to the Closing that are necessary or reasonably advisable to consummate the transaction contemplated by the Agreement.

           2.9.2. The paragraph entitled "Delivery of Funds" set forth under the Section "Seller's Actions at the Closing" is amended and restated as follows:

           Delivery of Funds. Deliver to Purchaser any funds required to be paid by Seller to Purchaser no later than 12:00 p.m. on the Closing Date pursuant to the terms of this Agreement.

           2.9.3. Attachment 1: Instrument of Assumption, paragraph (b) is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

     2.10. Amendments to Schedule F; Transitional Matters. Schedule F to the Agreement shall be and hereby is amended as follows:

           2.10.1.  Schedule F, paragraph (a) under the heading
    "Transitional Actions by Purchaser" is amended, such that the first sentence is restated as follows: "From and after the Effective Time, Purchaser shall:(i). . ."

           2.10.2.  Schedule F, paragraph (b) under the heading
     "Transitional    Actions by Purchaser" is amended such that the
     reference to the term "Closing Date" in the first sentence is deleted and in place thereof is inserted the term "Effective Time".

           2.10.3.  Schedule F, paragraph (c) under the heading
     "Transitional Actions by Purchaser" is amended, such that the second reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.10.4.  Schedule F, paragraph (d) under the heading
     "Transitional Actions by Purchaser" is amended, such that each reference to the term "Closing Date" is deleted and in place thereof, in each instance, is inserted the term "Effective Time".

           2.10.5.  Schedule F, paragraph (e) under the heading
     "Transitional Actions by Purchaser" is amended, such that each reference to the term "Closing Date" is deleted and in place thereof, in each instance, is inserted the term "Effective Time".

           2.10.6.  Schedule F, paragraph (g) under the heading
     "Transitional Actions by Purchaser" is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.10.7.  Schedule F, paragraph (h) under the heading
     "Transitional Actions by Purchaser" is deleted.

           2.10.8.  Schedule F, paragraph (i) under the heading
     "Transitional Actions by Purchaser" is amended, such that the second sentence is restated as follows: "Purchaser shall notify affected customers to destroy the old ATM/Debit cards and shall notify customers of standard withdrawal limits beginning on the date of the Closing.

           2.10.9. Schedule F, the second paragraph of paragraph (a) under the heading "Transitional Actions by Seller" is amended, such that the phrase "As early as practicable after the Closing Date" is deleted and in place thereof is inserted the phrase "No later than the Closing Date".

           2.10.10.  Schedule F, paragraph (f) under the heading
     "Transitional Actions by Seller" is amended, such that the reference to the term "Closing Date" is deleted and in place thereof is inserted the term "Effective Time".

           2.10.11.  Schedule F, paragraph (g) under the heading
     "Transitional Actions by Seller" is amended such that the phrase "on the Closing Date" is deleted and in place thereof is inserted the phrase "on the date of the Closing".

           2.10.12. Schedule F, under the heading "Transitional Actions by Seller" is amended, such that a new paragraph (h) is inserted to read as follows:

           (h) Operation of the Branches. During the weekend immediately preceding the Closing Date, Seller shall not open the Branches for the conduct of business.

           2.10.13.  Schedule F, paragraph (b) under the heading
     "Transitional Action by Both Parties" is amended, such that the reference to the term "Closing Date" in the first sentence is deleted and in place thereof is inserted the term "Effective Time".

           2.10.14.  Schedule F, paragraph (e) under the heading
     "Transitional Action by Both Parties" is amended, such that each reference to the term "Closing Date" in the last sentence is deleted and in place thereof, in each instance, is inserted the term
     "Effective Time".

           2.10.15.  Schedule F, paragraph (f) under the heading
     "Transitional Action by Both Parties" is amended, such that each reference to the term "Closing Date" is deleted and in place thereof, in each instance, is inserted the term "Effective Time".

SECTION 3.  MISCELLANEOUS

     3.1 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, by all of which shall constitute one and the same agreement.

     3.2 Headings. The section headings set forth in this Amendment are for convenience only and shall not affect the construction hereof.

     3.3 Entire Agreement. The Agreement as amended by this Amendment is and shall continue to be in full force and effect and shall not be affected by this Amendment except and only to the extent specified herein. The Agreement as amended by this Amendment contains the entire agreement and understanding of the parties and supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.


   IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as a relevant instrument by their duly authorized officer as of the day and year first written above.

                                        LORAIN NATIONAL BANK

                                        By: /s/ James F. Kidd
                                        Title: President & CEO


                                        KEYBANK NATIONAL ASSOCIATION

                                        By: /s/ Matthen M. Nickels
                                        Title: Senior Vice President

                         LNB Bancorp, Inc.

                         Exhibit to Form 8-K

                           Exhibit 99.2

          The press release dated September 16, 1997 of Lorain
          National Bank, the wholly-owned subsidiary of LNB Bancorp, Inc.

FOR IMMEDIATE RELEASE

(216) 244-6000  FAX 244-4815                 Steven F. Cooper
                                        Assistant Vice President

September 16, 1997


LORAIN NATIONAL COMPLETES ACQUISITION OF THREE KEYCORP BRANCHES

     James F. Kidd, President and Chief Executive Officer of Lorain National Bank, has announced the completion of the acquisition of three KeyBank branches in Lorain County from KeyBank, National Association. All three offices opened for business Monday, September 15th as Lorain National Bank. Regulatory approval of the purchase and assumption was granted earlier this summer.
     The branches are located at 383 Broadway and 1920 Cooper-Foster Park Road in Lorain and 6395 Midway Boulevard at the Midway Mall in Elyria.
All 17 employees associated with the branches have accepted employment offers from Lorain National Bank.
     "We have taken another step in expanding our presence in our primary market, Lorain County," Kidd said. "Our new customers, from these acquired branches, now have 18 more offices and 25 more automated teller locations to meet their banking needs."
- more -
Lorain National Bank
Page 2

     "For our existing customers, we've expanded their reach, giving them more convenient places to bank," Kidd added.
     As a result of the acquisition, Lorain National will receive approximately $45 million in deposits, $18 million in loans and possession of the three former KeyBank branch facilities. Conversion of all deposit and loan accounts from KeyBank to Lorain National Bank occurred at 12:01 A.M., Monday.
     The acquisition gives Lorain National Bank a third location in the Midway Mall area and its first full-service branch office in the shopping complex. Lorain National currently operates ATMs in the Midway Mall food court and adjacent to the Lowe's Home Improvement Warehouse.
     The acquisition of the three banking offices will give Lorain National a deposit market share of approximately 15% of all bank, savings & loan and credit union deposits in Lorain County, according to published sources.
     "This will give us additional liquidity and allow us to retain these deposits to lend locally in our market area," Kidd stated.
     Lorain National Bank will now operate 21 banking facilities and 27 ATMs in Lorain, Cuyahoga and Erie counties. The bank's offices are located in the communities of Lorain, Elyria, Amherst, Avon Lake, Oberlin, Olmsted Township, Vermilion and Westlake.
     "The completion of this branch acquisition is an important element of
- more -
Lorain National Bank
Page 3
our corporate vision, which is to become recognized as the most progressive and dynamic independent provider of financial services in our market," Kidd said.
     Since January 1st of this year, Lorain National has expanded its distribution network with two new retirement center offices in Westlake and Olmsted Township and a new ATM location at the intersection of Colorado and Root roads in Lorain. In addition, regulatory approval to establish a new branch office in the village of LaGrange next summer is expected during the fourth quarter.
     Lorain National Bank, a bank with local roots dating back to 1905, is a wholly-owned subsidiary of LNB Bancorp, Inc., with assets totaling approximately $484 million as of Monday. Lorain National Bank's deposits are insured by the Federal Deposit Insurance Corporation.
     Lorain National Bank now employs approximately 290 employees at its community bank branches, administrative offices and computer operations center. The full-service bank offers a complete line of consumer, mortgage, commercial and trust & investment products and services.

###